Exhibit 10.1

Computer Task Group, Incorporated

800 Delaware Avenue

Buffalo, New York 14209

December 18, 2018

Arthur W. Crumlish

8410 Meadow Rose Court

East Amherst, New York 14051

Re: Retirement Agreement

Dear Mr. Crumlish:

You have notified Computer Task Group, Incorporated (the “Company”) that you will (and hereby irrevocably do) retire as Chief Executive Officer, President and a director of the Company and its subsidiaries effective as of March 1, 2019. In consideration of your agreement to retire on the mutually selected date of March 1, 2019, you will receive the benefits set forth in Section 9(a) of the Employment Agreement effective as of July 21, 2016 between you and the Company (the “Employment Agreement”). This includes a lump sum equivalent to your base salary ($410,000) and cash-based incentive compensation equal to the average of the “annual cash incentive” paid to or earned by you in the rolling three-year period ending on the date of your retirement (currently estimated to be $167,300) plus the health and other benefits specified in Section 9(a) of the Employment Agreement. You will receive the lump sum within 30 days following your execution of the Release of Claims (in the form attached hereto) without revocation, but in any case, no earlier than March 1, 2019.

Your outstanding equity awards will be treated in accordance with the terms of the equity plans and related agreements as if you were terminated without cause.

You shall (i) comply with the terms of your Employment Agreement, (ii) continue to fulfill your duties as Chief Executive Officer, President and director until your retirement, (iii) assist with the transition of customer relationships to Jeff Gerkin, Executive Vice President, Sales, and other sales executives of the Company and (iv) provide a comprehensive briefing to the incoming Chief Executive Officer, including introductions to key personnel and customers if requested.

If the foregoing terms are acceptable to you, please indicate your acceptance by signing below. Please email a signed copy of the agreement to Dan Sullivan at danjsullivan3@gmail.com and Peter Radetich at Peter.Radetich@ctg.com no later than 10:00 a.m. Eastern time on Wednesday, December 19, 2018. This offer shall be null and void if it has not been executed by you and returned to us by the time specified in the immediately preceding sentence.

Very truly yours,

/s/ Daniel J. Sullivan
Daniel J. Sullivan Chairman By order of the Board of the Directors Computer Task Group, Incorporated

Agreed and accepted as of the 19th day of December, 2018:

/s/ Arthur W. Crumlish
Arthur W. Crumlish